Exhibit 5.2

September 16, 2026

Stellantis N.V.,

 Taurusavenue 1,

  2132 LS Hoofddorp,

   The Netherlands.

Stellantis Finance US Inc.,

 1000 Chrysler Drive,

  Auburn Hills, MI 48326, USA.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of (a)(i) $1,250,000,000 aggregate principal amount of 6.750% Fixed Rate Notes due 2031, and (ii) $1,250,000,000 aggregate principal amount of 7.400% Fixed Rate Notes due 2036 (collectively, the “Securities”) of Stellantis Finance US Inc., a Delaware corporation (“Stellantis Finance”), and (b) the related guarantees (the “Guarantees”) of the Securities by Stellantis N.V., a public limited liability company incorporated under the laws of The Netherlands (“Stellantis”), issued pursuant to the Indenture, dated as of September 16, 2026, by and among Stellantis Finance, Stellantis and The Bank of New York Mellon, as Trustee (the “Indenture”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that (1) the Securities constitute valid and legally binding obligations of Stellantis Finance, and (2) assuming the Guarantees have been duly authorized, executed and delivered by Stellantis insofar as the laws of The Netherlands are concerned, the Guarantees constitute valid and legally binding obligations of Stellantis, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities and the Guarantees.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that (i) Stellantis has been duly incorporated and is a validly existing public limited liability company (naamloze vennootschap) under the laws of The Netherlands, (ii) the Indenture has been duly authorized, executed and delivered by Stellantis under the laws of The Netherlands, (iii) the execution and delivery of the Indenture did not result in any breach or violation of, or conflict with, any Dutch statute, rule or regulation, (iv) the provisions of the Indenture designating the law of the State of New York as the governing law of the Indenture are valid and binding on Stellantis under the laws of The Netherlands, (v) the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, (vi) the Securities and the Guarantees conform to the specimens thereof examined by us, (vii) the Trustee’s certificates of authentication of the Securities have been signed by one of the Trustee’s authorized officers, and (viii) the signatures on all documents examined by us are genuine, assumptions which we have not independently verified. With respect to all matters of Dutch law, we note that you have received an opinion, dated the date hereof, of De Brauw Blackstone Westbroek N.V.

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We have relied as to certain factual matters on information obtained from public officials, officers of Stellantis and Stellantis Finance and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K to be incorporated by reference into the Registration Statement on Form F-3 relating to the Securities and the Guarantees (File Nos. 333-297933 and 333-297933-01) and to the references to us under the heading “Validity of Notes and Guarantees” in the prospectus supplement, dated September 10, 2026, which supplements the prospectus dated August 3, 2026. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Sullivan & Cromwell LLP